Exhibit 99.1

SB Financial Group, Inc.

Second Quarter 2023 Financial Results Conference Call Script

July 28, 2023

Sarah / Speakers call-in #: 888-338-9469

Operator:

Good morning and welcome to the SB Financial “Second Quarter 2023 Conference Call and Webcast.” I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode. We will begin with remarks by management and then open the conference up to the investment community for questions & answers. I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah:

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our web site at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO and Tony Cosentino, Chief Financial Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information, as well as reconciliations of non-GAAP financial measures, are included in today’s earnings release materials as well as our SEC filings and other investor materials. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made, and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark:

Thank you, Sarah, and good morning, everyone.

Highlights of this quarter’s results include:

●	Net income of $3.1 million, up $241 thousand or 8.5 percent from the prior year quarter but would be up $443 thousand or 16.7 percent, excluding the effects of the OMSR recapture in both years. Year to date adjusted net income is up $738 thousand or 15.5 percent;

●	Return on average assets of 91 basis points, with return on tangible common equity of 12.4 percent;

●	Net interest income of $9.8 million was up $200 thousand or 2.5 percent from the prior year as loan growth and better asset-mix have offset higher funding costs. However, compared to the linked quarter, margin income was down 4.8 percent as the betas on funding costs have begun to exceed those on the asset side;

●	Loan balances were higher from the linked quarter by $8.5 million, and have now risen over $89 million or 10 percent over the prior year quarter;

●	Deposits were down from both the linked and prior year quarters as challenges to identify funding at or below the margin, continued;

●	Expenses were down from the linked quarter by $434 thousand or 4 percent and down $463 thousand or 4.3 percent from the prior year;

●	Mortgage origination volume strengthened in the quarter, up 32 percent from the linked quarter, however we are still down from the prior year;

●	And, asset quality metrics continued the trend of positive momentum on NPAs and coverage of NPLs;

We continue to concentrate on our five key initiatives.

●	Revenue Diversity-net-interest income with fee-based revenue from business-line “complements”

●	More scale with Organic growth

●	Deeper relationships within each household via cross-sales and referrals

●	Seamless operations

●	And …. asset quality

First, revenue diversity.

●	For the quarter, our mortgage business line originated $65 million in volume, higher by $16 million or 32 percent from the linked quarter. We also increased our percentage sold in the quarter to 73 percent, which is in line with traditional levels and is a critical metric as we continue to manage both the size and make-up of the funding side of our balance sheet. The quest to seek out and find quality MLOs in our high growth markets continues and we expect that production in the coming quarter will show positive growth from both the linked quarter and the prior year.

●	Overall, non-interest income was $4.4 million, which was up from the linked quarter and down just slightly compared to the prior year; primarily due to declining residential real estate lending volume. However, the gain on sale nearly doubled from the linked quarter and is reflective of more competitive pricing in the Freddie/Fannie arena as well as our initiative to constrain portfolio volume. That said, the Residential business line fee income was down by over $1.9 million for the first six months of this year versus the same period, last year. This decline represents 79 percent of our year-over-year, fee-income variance.

●	Our commitment to the Title insurance business remains strong despite the headwinds in the Residential lending space. As we discussed in prior web-casts, we intended to bolster our volume and revenue with a more conscious commitment to escalate title policy revenue Peak receives from State Bank. As a result of our initiative, State Bank has generated transaction volume for the first six months of 2023 of $36.2 million and revenue for Peak of $183 thousand. As such, over 34 percent of Peak’s transactions representing 21 percent of their revenue was due to State Bank activity. Our goal is to not only diversify our sources of revenue from our 20+ clients but to also escalate State Bank’s title work revenue to Peak Title to at least the 50 percent level of potential activity, all else being equal. The current environment of “purchase transactions” presents a greater challenge as the seller typically directs the title work. Year-to-date, our title policy revenue is off 36 percent over the prior-year-period whereas our residential lending volume is off 40 percent. .

●	Wealth Management continues to be a competitive advantage and a compliment to our more traditional commercial bank services; not only does it potentially provide a broader range of products and services to our 36,000 households but also a unique source of non-interest income and greater revenue diversity to which we aspire. With over 50 years of providing Wealth services in our markets, we have a unique ability to manage much more of our clients’ financial needs than most Peer banks. We recently added new executive leadership who has a long history of advising wealth clients in the region; we believe she will not only be a complement to our other six business lines but additive to our sales initiatives to expand our current level of assets under management. Additionally, the business line is on track to provide $3.8 million in revenue for 2023.

Our second key initiative…more scale.

●	In the current rate environment, loan growth must be accompanied by substantially higher rates in order to ensure margins remain stable. To our benefit, we have witnessed a number of our competitors pulling back on lending in our markets, which we clearly have not done. We continue to reach out to identify opportunities with new and existing clients, but we have also become much more selective in providing financing to higher-risk-loan-sectors and structures that we will provide to our customers. Until funding at the margin retreats from the current 5-plus percent mark, loan growth will be intentional and conscious, but selective.

●	Loan growth in the quarter slowed as we were up just $8.5 million from the linked quarter but up over $89 million or 10.0 percent from the prior year quarter. Unfortunately, our commercial lending activity has been impacted by paydowns in the agricultural sector and limited growth in the level of business activity of our current book. We continue to call aggressively in all of our markets. For the first two quarters of this year our commercial lenders have made over 1900 client and prospect calls and have enabled us to log a current pipeline of $61 million. As an organization, we have re-committed on our quest to garner a deeper deposit relationship with all borrowing clients; absent which pricing adjusts.

●	Liquidity was fairly stable during the quarter, with deposits declining slightly, which required us to replace funding with slightly more costly wholesale borrowings; overall, the size of the Company remained flat. However, we forecast a slightly larger balance sheet for the remainder of 2023 in light of the paydowns in the investment portfolio and limited borrowings to fund loan growth.

Third is our strategy to develop deeper relationships—more scope.

●	SBA lending as a Preferred Lender, continues to be another great compliment to our core business model. We began to drive a more intentional model in 2015. Since inception we have closed $64 million that we would have missed, absent this strategy. As we discussed last quarter, timing of our SBA loan closings delayed our gain-on-sale to be recognized in this quarter. As such, we have now closed $7.5 million in the first half of the year and have sold $2.5 million for a GOS of $242 thousand while retaining $5.0 million on our books driving both non-interest income as well as net interest income, higher. We continue to be bullish on two of our growth markets, Columbus Ohio and Indianapolis, Indiana. Our lower-cost funding continues to be provided by our legacy markets while loan demand is projected to provide greater asset lift. The overarching goal here is to gain market share and to expand relationships with clients that can provide not only lending opportunities but also the expansion of our deposit gathering initiatives through Treasury Management.

●	Our new corporate sales champion is singularly focused on improving (reducing) our percentage of single service households. As we discussed in prior quarters, his focus remains on organic growth initiatives to drive scale on both sides of the balance sheet. Given our expansion in the mortgage business line over the last decade in a number of markets where we are under-branched, a number of these clients have a limited relationship beyond the initial mortgage product. With our expanded ability to service these clients digitally, we intend to continue to drive more scope by adding additional products and services to each household. To date, we have logged a service-per-household of 2.90. Our goal is to add one more service-per-household in our 36,000 households to drive the depth of our relationship nearer to 4 times, all else being equal.

Operational excellence remains our fourth key theme.

●	The need for us to provide a seamless digital experience for our clients remains a key objective. We have begun the process of testing a more robust on-line account opening process and we continue to make strides to improve our internal CRM usage and utilize the nCino platform to drive efficiency in our lending processes. Clearly, there remains more work to be done to fully realize the potential of our technology gains.

●	Operating expenses have been on a general downward trend over the last 18 months due to not only our lower, volume-driven-commission-levels that have led to a pull-back in revenue, but also our targeted reductions in resources in those business lines. Our total headcount is down over 5 percent compared to the prior year, even with the additions we identified for our client contact-center we launched this year and the 5 new MLOs.

●	As a result of our focus on cost-containment, we have delivered positive operating leverage for both Q1 and Q2. We expect to continue this positive trend as the balance sheet expands, asset mix normalizes, and expenses moderate.

●	Our client contact center we introduced in Q1, is now assisting with client care. In fact, this group is now fielding approximately 12,000 calls each month. More success on referrals and cross-sells is in the queue as we begin to more effectively embrace the capabilities of our Salesforce platform.

Our fifth and final key initiative is asset quality

●	Our asset quality continues to reflect strong credit underwriting. Charge-offs were down from the linked quarter to just $22 thousand and for the year, our annualized charge-off rate is just two basis points. Thus far, the resilience of our clients has been as anticipated as they appear to have managed their exposure to higher interest rates quite well. Tony will discuss the favorable position that we continue to see with our allowance level that includes coverage of our non-performing loans above 500 percent. This industry-leading metric is a direct reflection of our commitment to not only prudent lending practices but also the measures we took during the pandemic to build our reserve in order to provide greater earnings stability, post-COVID;

●	Delinquencies ended the quarter at $2.4 million or 24 basis points with our less-than-90-day delinquencies ending the quarter at just 10 basis points. With client credit bureau scores higher and household debt as a percentage of disposable income, lower, all signs point toward continued positive trends in our portfolio.

Tony will now provide greater detail on the quarter.

TONY:

Thanks Mark, and good morning, everyone. Again, for the quarter, we had GAAP net income of $3.1 million with EPS of $0.44 per share, up 10 percent. Excluding the servicing recapture from the prior year, core diluted EPS are up 22 percent as compared to the similar core earnings achieved in the 2nd quarter of 2022:

●	Total operating revenue was up from the linked quarter but down slightly as compared to the prior year quarter. When we exclude the servicing rights recapture from both years, operating revenue would be up 3.3 percent;

●	Margin revenue was up 2.5 percent compared to the prior year quarter and for the full year, up 11.5 percent;

●	The efficiency of our balance sheet continued to improve in the quarter as our loan to deposit ratio rose to 91.9 percent and total loans to assets increasing to now, 73.4 percent.

Now, breaking down further the second quarter income statement, beginning with our margin:

●	For the quarter, our net interest margin came in 3.16 percent, which is flat as compared to the prior year due to the shift in our earning asset mix and a net negative beta of earning asset yields vs. funding costs. Compared to the linked quarter, the impact of much higher funding costs, as Mark mentioned, could not be overcome by our loan growth and the improvement in earning asset yields.

●	Cash and securities as a percentage of total assets continued their reduction in the quarter as they are now just 19.2 percent of total assets. This compares to 19.9 and 23.4 percent for the linked and prior year quarters. The shift in mix has benefited interest income as evidenced by the improvement in our earning asset yields. For the quarter, we had an earning asset yield of 4.61 percent, up 12 basis points from the linked quarter and up 116 basis points from the prior year. Interest income as a result of the balance sheet growth and yield improvement was $14.4 million, up $582 thousand or 4.2 percent from the linked quarter and up $3.9 million or 37.5 percent from the prior year quarter.

●	As we experienced last quarter, funding betas have exceeded earning asset betas from both the linked quarter and the prior year. Deposit costs rose to 1.29 percent for the quarter, up 35 basis points from the linked quarter and up 109 basis points compared to the prior year quarter. We expect that these negative betas will continue for the remainder of 2023 based upon the current rate forecast, and that we will begin to see stabilization entering 2024.

●	Fee income as a percentage of average assets improved from the linked quarter to a level of 1.3 percent. The positives that we have discussed in Residential lending were supplemented by better SBA sales volume. As Mark mentioned, we feel that the SBA product is well positioned for the current economic environment. Additionally, we continue to see stable results in our other fee income categories as compared to both the linked and prior year quarters. While our GAAP operating revenue is down for the year, when we adjust for the servicing rights recapture, total operating revenue growth on a core basis is actually a positive 2.6 percent and when added to our operating expense reduction, is a $1.3-million-dollar cumulative pretax change compared to the prior year.

●	Mortgage gain on sale yields came in right on the expectation for the quarter at 2.2 percent, which is still below historical levels, but we anticipate this to be the floor on yields in 2023 and into 2024. Sale volume improved this quarter to nearly 75 percent and our pipelines are running in the high 70s of saleable product. We continue to forecast 2023 origination levels to be slightly below our breakeven level of approximately $350 million but we continue to review resource allocation to preserve profitability.

●	The market value of our mortgage servicing rights stabilized in the quarter with a calculated fair value of 123 basis points, which is up 12 basis points from the prior year. Our servicing rights balance increased compared to the linked quarter at $13.7 million and remaining temporary impairment was flat at just $137 thousand.

●	As has been our focus in 2023, total operating expenses were down from the linked quarter by $434 thousand or 4 percent. When we look at year-to-date expenses, we are down $549 thousand or 2.5 percent. This compares to our operating revenue decline for the year of 1.3 percent.

Now, turning to the balance sheet:

●	Total assets of $1.34 billion were flat to the linked quarter and were up $47.5 million or 3.7 percent compared to the prior year. We were able to fund the growth in loans by the scheduled amortization of our investment portfolio. We expect the investment portfolio to continue to decline with that amortization and some prepayments over the next 18 months, when we would stabilize the size of the portfolio at that new level. On the funding side, the deposit decline from the linked quarter was replaced by higher borrowings from the Federal Home Loan Bank; albeit at a marginally higher cost. Deposits, compared to the prior year were flat, which required our loan growth of 10 percent to be funded by the investment portfolio runoff and those higher FHLB borrowings. Our investment portfolio is now down by over 14 percent compared to the prior year. However, since overall rates are generally flat to a bit higher, prepayments as a source of funding, have been constrained.

●	Tangible common equity, including the AOCI impairment, declined slightly in the quarter to 7.13 percent while tangible book value was stable at $13.81 per share including AOCI and 9.63 percent excluding the temporary impairment . Regulatory capital continues to be strong with common-equity-tier-one and total-risk-based-capital reported at 13.2 and 14.4 percent, respectively, at the end of the quarter. We continued an aggressive buy back of our shares in the quarter, with 91 thousand shares repurchased at an average price of $13.67, which is well below the adjusted tangible book value of our shares in the quarter that I just mentioned of $18.65.

●	Our loan loss allowance improved in the quarter and ended at 1.6 percent of total loans. Due to the improvement in the economic factors and a reduction in our level of unfunded commitments, our total provision expense for the quarter was just $145 thousand, net. We were, however, able to add $375 thousand to the allowance and coupled with our low level of charge-offs, the allowance level improved by two basis points compared to the linked quarter.

●	Again this quarter, we had positive momentum in our classified loans. For the quarter, our criticized and classified loans now stand at just $8.9 million and are down 5.8 percent compared to the linked quarter and down $3.3 million or 27.1 percent from the prior year quarter.

●	Before I return the call to Mark, a quick summary of our year-to-date EPS, which while flat to 2022 on a GAAP basis, would be up $0.12 per share or 18 percent when we exclude the impact of the temporary servicing rights recapture from both years.

I will now turn the call back over to Mark.

Mark:

Thank you, Tony.

●	Once again, I want to conclude by acknowledging the dividend announcement we made this week of $0.13 per share, which now equates to a 3.8 percent dividend yield and a nearly 30 percent payout ratio. We continue to believe that our strong dividend and continued stock buyback strategy will drive tangible book value improvement and maximize return to our shareholders.

●	Optimistically, we continue to expect higher performance; one that includes prudent, organic balance sheet growth, asset mix corrections, expense control, and a return by us to more a traditional ratio of non-interest income to total revenue at or near the 40% mark; albeit on a marginally slowing economic front.

Now, I will turn the call back to Sarah for questions.

Sarah:

Thank you, we are now ready for our first question.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Just maybe a couple of things I’m just going to touch on. It sounds like the loan outlook or growth sounds like the pipeline is pretty healthy and maybe some people pulling back in the market. Just kind of want to confirm just kind of how you guys are thinking about loan growth. Just I mean, hearing that’s positive, a lot of people with rates being up seem like there’s some activity slowing a bit. So just trying to understand the loan growth.

And then just, Tony, you talked about funding the loan growth. Just trying to understand, in the past, you’ve been kind of relying on some of those securities portfolio runoff. You had some borrowings increase this quarter. Just want to understand if the loan growth you do have, how you’re thinking about funding it here in the near term.

Mark A. Klein

Chairman, President & CEO

Yes, Brian, just a quick comment. Steve Walz is here, our Chief Lending Officer. But from my seat, as you heard, we’re making tons of calls. And we all agreed when we made the presentation of the ’23 budget to our Board that it’s going to take twice as much work to get half as far. And I think our commitment to outwork the competition is somewhat evident in that $60 million pipeline.

But Steve Walz is here, and he can kind of give us a little more color on where that’s coming from, Steve, and what you see in the next 2, 3 months.

Steven A. Walz

Executive VP & Chief Lending Officer

Sure. Thanks, Brian. Yes, we saw definitely some acceleration of our pipeline from the first half. Some of the looks we saw in the first half, a lot of -- some investment CRE that given our commitment to asset quality didn’t appeal to us. We are seeing some improvement not only in the volume of our pipeline but in the credit quality.

And I think, Brian, some of that is due -- well, a few factors. Certainly recent economic indicators show some increasing confidence from borrowers, consumers as well as businesses that take care of them. So we’re seeing more broad activity, but I think also, as Mark mentioned earlier, some of the competition is pulling back. I think they have probably liquidity concerns that aren’t quite the concern they are for us and allow us to perhaps pick up some new clients in the marketplace. So we’re seeing some opportunities from competitors as well driving that.

And as Mark mentioned, we saw some softness in our rural ag markets due to the strong earnings of our farm community, which is great for asset quality but hasn’t resulted in as much borrowing from them. So that’s kind of the picture.

Anthony V. Cosentino

Executive VP & CFO

And then a couple of what I think on that, Brian, you asked about funding. I think that still continues to be a challenge. And I do think, as Mark said, we’re being a little bit more selective on what we’re looking at. But I think we’re willing to take a piece or 2 off of our margin that we’ve been accustomed to in the past for good quality credits.

Because we know most of our funding is now coming kind of at that 4.25% to 5% range on the margin. We’ve done okay on relationships. We certainly could do better at any time, but that’s certainly kind of the bottom line. I think you’re still able to generate a fair amount of funding dollars, call it, 100 basis points below the wholesale market. If you want to do that, the risk, obviously, is your current book of business and how you manage that, which thus far, we feel like we’ve done a pretty good job.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Okay. So not much in the way of securities. I guess the growth you do have in the back half of the year, there’s not much opportunity to fund it from the bond book at this point or even in the next year. So we should think about it being more growth in the balance sheet going forward?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think we’re going to have kind of our normal $2 million to $3 million of amortization of the portfolio, some slight prepayments as we get to some rate notches and some maturities. But it’s going to be, like we said, $30 million to $40 million that the portfolio is going to decline, but that’s about it, not any kind of rapid prepayments.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. That’s perfect. And then maybe just a couple of others, just on -- high level on the mortgage. I know you talked about, Tony, the gain -- the margins sound like they’re at a bottom here, a trough and are either stable or up from here. That seems fair. And the sale volume seems pretty -- definitely improved. Just as far as origination volume, how are you guys thinking about that? Just holistically over the next couple of quarters or just 18 months, just how you think key things playing out there?

Anthony V. Cosentino

Executive VP & CFO

Well, I think we’ve done $114 million through the first half of the year, call it, 32%. I would think we’re comfortable that we’re probably in a $70 million to $80 million third quarter. I have a -- I guess I’d lean more to the upside on that at this point of what we’re seeing. And then we’ll see how Q4 lands. So that kind of lands us somewhere between 2.50% to 2.85% for the full year, which I think is still, as we’ve talked about, below that kind of 3.50% kind of Mendoza Line for us. But I think that lends towards a nice 2024.

Mark A. Klein

Chairman, President & CEO

And Brian, just to comment, we -- as I mentioned, we continue to be very bullish on this new in Indianapolis market that we’ve descended upon. We now have 5 producers there. Last month, they were at the top of the list on production. Still like some limited PCG kind of mortgages kind of thing, but we’re very bullish on that market. And as we’ve discussed before, we think it can be all of what Columbus has been in the past.

But we have 5 high-level producers that get the concept, and we kind of like to classify them as self-propelled lawnmowers. They want to do as much as volume as we want to do. So we’re bullish on that, and we think that’s going to certainly help us going forward, where they get back to where we used to be, which is somewhere around a $500 million -- north of $500 million mark.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. Okay. That’s helpful. And maybe just jump into the margin for a moment. Just as far as how you’re seeing things play out here with the rate increase yesterday and then just growth outlook going forward and just the funding cost, how should we think about the margin over the next couple of quarters? I mean, does it begin to trough? And then with the rate environment potentially being down next year, just trying to understand the dynamics near term and then how we should think about the balance sheet being positioned with potentially seeing rates drop.

Anthony V. Cosentino

Executive VP & CFO

Yes. I think that you’re spot on there. And what we’ve seen is, I think the market has stabilized, if you can call it stabilization. I’d call it that 4.5% to 5.25% range that’s where marginal retail funding is. And I think most community banks can kind of survive there. We’re seeing loan pricing in the high 6s to low 7s, and that seems to be okay with our clients.

I think our 3.16% margin is going to stay roughly in that range, I would think. I think we’ll start to get some slight improvement as we get into 2024. We were very aggressive on being short term on our funding, so we’re going to have a lot roll-off. And if we do get rate declines and if the market cooperates, I think we’ll start to take some funding costs off the table as we enter, call it, 2Q of ’24.

Mark A. Klein

Chairman, President & CEO

Being a little more liability-sensitive.

Anthony V. Cosentino

Executive VP & CFO

Yes. Yes.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes. But so really, this quarter, it could be a trough, Tony, as far as where the margin is and it’s flat to up from here? Is that kind of what you’re seeing, there’s a little bit more pressure near term and then...

Anthony V. Cosentino

Executive VP & CFO

I do think Q3 will have some -- still have some downward pressure just because as you’ve seen probably in all your banks that the rapid acceleration of funding costs is just -- it’s just not really stopping. And there’s a lot of competition out there, which I tell there’s -- which tells me on the funding side, there’s real liquidity strain, which is why, as Mark talked about, we’ve seen some of our competitors pull back on the asset side because they just can’t find the funding.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. That’s helpful. And maybe just the last one. Just on the -- the expenses have been really strong management-wise. Just understanding what -- how that looks for the back half of the year, just kind of the run rate we’re at today, absent the swings in mortgage volume, up or down, I guess, what -- is this a pretty good level? Are there more things and more initiatives you guys are undertaking? Or is this a pretty good level?

Anthony V. Cosentino

Executive VP & CFO

Yes. I think the $10.3 million to $10.5 million, as we’ve talked about, is kind of what we consider to be our core level of expense range. I do think there’s probably some bias to the downside from that just because we continue to be, I think, very cognizant on the front line. We’ve had pretty detailed instructive lessons with our teams about let’s understand what we’re doing and what we’re getting to.

We’re on the back half of kind of our technological investments that we put in place. I don’t think that’s going to be a headwind going forward. So it is going to be a bit of a volume game. I think we’ve rationalized some head count resources, as we’ve talked about. We’ve consolidated some positions. We’ve done some other things. We’ve got management all in place that we think. So I don’t – I really don’t think other than producers, that’s going to be our only kind of FTE increases going forward. So I -- long answer to what I think is this is kind of our core level with a slight bias downward going forward, absent volume constraints.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Got you. No, that’s helpful. And one other thing you mentioned, the SBA business. I guess it sounds as though you expect the momentum there given the current market conditions to continue to be pretty healthy. Is that -- I don’t know how the -- I think you talked about the pipeline, maybe I missed it but just understanding, is that similar -- whatever the level of kind of earnings this quarter was. Is that kind of how to think about that going forward? Or is that -- anything ramping up from here? Or is it pretty consistent?

Mark A. Klein

Chairman, President & CEO

Well, I think, Brian, it’s kind of consistent, but it’s also very bullish. As I mentioned, we think that SBA program as a preferred lender really fits quite well into finding some of the deals we’re finding, which would be generally a replacement of equity with debt for companies changing ownership because of aging management and so forth. It’s playing really well into that arena of the SBA. And we not only get good yielding residual portfolio. We sell off the parts that we want. We keep some of it for net interest margin in comparison.

And obviously, getting that C&I deposit account is really important, which they’re willing to do. So very bullish on that in a market where the economy may be slowing a bit. And I think we’ve found what we’ve generally liked. We’re trying to score a few more of them so that we can be more nimble with the process. But we expect that $15 million to $20 million in 2023 is kind of our bogey, and it gets us back to where we pretty much landed before COVID.

Anthony V. Cosentino

Executive VP & CFO

And I would just supplement there, Ryan. Traditionally, we’ve seen SBA, call it, as a percentage of that commercial loan pipeline to be in the kind of mid- to high single digits. That number is, call it, 20% to 25% now. So that $60 million, you’ve got a fairly strong pipeline out there. And again, those are a little bit more risky because they take a little bit longer, but that’s why you try to have a big pipeline in there to get that to the bottom line.

Mark A. Klein

Chairman, President & CEO

And Tony, some of it is on client need.

Anthony V. Cosentino

Executive VP & CFO

Yes.

Mark A. Klein

Chairman, President & CEO

But Brian, half of it is on more appointed calling in those 1,900 calls, where we’re doing more calling on the C&I kind of thing, like we talked about over a year ago. But it’s easier said than done because they’re harder to find, they’re more work, and they’re a little -- more elusive. But it’s making some difference on the SBA platform.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Right. And on that 60 -- on that piece of the SBA portion, some of it’s going to go -- I guess, if that’s part of -- that’s a good chunk of the pipeline. A good piece of that, if it gets done, gets sold and you keep a limited piece of it. So the $60 million pipeline per se is somewhat diluted by some of that going for sale market and coming on balance sheet but getting the benefit both sides on the fee income side and the piece you put on the balance sheet and the revenue. Is that how you think about it?

Mark A. Klein

Chairman, President & CEO

We’d like to have our cake and eat it too. We’d love to be able to get the gain as well as the balanced growth. But you’re exactly right. Some of that is going to be SBA, but we’re selectively deciding how they’re priced, what is the market value if we sell versus the breakeven on the net interest margin. So we’re constantly deciding per deal.

What do we do with it? Do we put it on our books and keep the gain longer term or do we sell it and take it upfront? And I know, Tony, we’re kind of evaluating each one as we speak. And that’s probably a nice balance of each in there.

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Yes, yes.

(If there is a pause in the questions): While we’re waiting for additional questions, I would like to remind you that today’s call will be accessible on our website at ir.yourstatebank.com.

Operator (at the conclusion of the Q&A):

If there are no further questions, I will now turn the call back to Mark Klein.

Mark:

Once again, thanks for joining us this morning.

We look forward to speaking with you in October to discuss our 3rd quarter 2023 results.

Good-bye.